Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the

Preliminary Prospectus Supplement dated April 13, 2020

Registration No. 333-228923

Walgreens Boots Alliance, Inc.

Pricing Term Sheet

$500,000,000 3.200% Notes due 2030

Issuer:	Walgreens Boots Alliance, Inc.

Trade Date:	April 13, 2020

Settlement Date:	T+2, April 15, 2020

Expected Ratings*:	Baa2 (Moody’s) / BBB (S&P) / BBB- (Fitch)

Security:	3.200% Notes due 2030

Principal Amount:	$500,000,000

Maturity:	April 15, 2030

Coupon:	3.200%

Benchmark Treasury:	1.500% due February 15, 2030

Benchmark Treasury Price and Yield:	107-03; 0.751%

Spread to Benchmark Treasury:	+245 bps

Yield to Maturity:	3.201%

Price to Public:	99.992% of the principal amount

Day Count Convention:	30/360

Interest Payment Dates:	April 15 and October 15, commencing on October 15, 2020

Optional Redemption:

Make-Whole Call:	Prior to January 15, 2030 (three months prior to the maturity date) (the “Par Call Date”), at any time in whole or from time to time in part, at a discount rate of the applicable Treasury Rate plus 40 basis points.

Par Call:	On or after the Par Call Date, at any time in whole or from time to time in part, at par.

CUSIP/ISIN:	931427 AS7 / US931427AS74

Joint Book-Running Managers:	J.P. Morgan Securities LLC Mizuho Securities USA LLC SMBC Nikko Securities America, Inc. Wells Fargo Securities, LLC HSBC Securities (USA) Inc.

Senior Co-Managers:	UBS Securities LLC NatWest Markets Securities Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	SunTrust Robinson Humphrey, Inc. Loop Capital Markets LLC

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Issuer’s preliminary prospectus supplement, dated April 13, 2020, to the Issuer’s prospectus, dated December 20, 2018 (collectively, the “prospectus”).

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at 1-212-834-4533, Mizuho Securities USA LLC toll-free at 1-866-271-7403, SMBC Nikko Securities America, Inc. toll free at 1-888-868-6856, Wells Fargo Securities, LLC toll free at 1-800-645-3751 or HSBC Securities (USA) Inc. toll-free at 1-866-811-8049. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

Walgreens Boots Alliance, Inc.

Pricing Term Sheet

$1,000,000,000 4.100% Notes due 2050

Issuer:	Walgreens Boots Alliance, Inc.

Trade Date:	April 13, 2020

Settlement Date:	T+2, April 15, 2020

Expected Ratings*:	Baa2 (Moody’s) / BBB (S&P) / BBB- (Fitch)

Security:	4.100% Notes due 2050

Principal Amount:	$1,000,000,000

Maturity:	April 15, 2050

Coupon:	4.100%

Benchmark Treasury:	2.375% due November 15, 2049

Benchmark Treasury Price and Yield:	123-18; 1.400%

Spread to Benchmark Treasury:	+270 bps

Yield to Maturity:	4.100%

Price to Public:	100.000% of the principal amount

Day Count Convention:	30/360

Interest Payment Dates:	April 15 and October 15, commencing on October 15, 2020

Optional Redemption:

Make-Whole Call:	Prior to October 15, 2049 (six months prior to the maturity date) (the “Par Call Date”), at any time in whole or from time to time in part, at a discount rate of the applicable Treasury Rate plus 40 basis points.

Par Call:	On or after the Par Call Date, at any time in whole or from time to time in part, at par.

CUSIP/ISIN:	931427 AT5 / US931427AT57

Joint Book-Running Managers:	J.P. Morgan Securities LLC Mizuho Securities USA LLC SMBC Nikko Securities America, Inc. Wells Fargo Securities, LLC HSBC Securities (USA) Inc.

Senior Co-Managers:	UBS Securities LLC NatWest Markets Securities Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	SunTrust Robinson Humphrey, Inc. Loop Capital Markets LLC

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Issuer’s preliminary prospectus supplement, dated April 13, 2020, to the Issuer’s prospectus, dated December 20, 2018 (collectively, the “prospectus”).

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at 1-212-834-4533, Mizuho Securities USA LLC toll-free at 1-866-271-7403, SMBC Nikko Securities America, Inc. toll free at 1-888-868-6856, Wells Fargo Securities, LLC toll free at 1-800-645-3751 or HSBC Securities (USA) Inc. toll-free at 1-866-811-8049. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.